EXHIBIT 8.1

July 15, 2005

Paradyne Networks, Inc.

8545 126th Avenue North

Largo, Florida 33773

Re:	Proposed Merger Involving Paradyne Networks, Inc.,
Zhone Technologies, Inc., and Parrot Acquisition Corp.

Ladies and Gentlemen:

We have acted as counsel to Paradyne Networks, Inc. (“Company”) in connection with the proposed merger (the “Merger”) of Parrot Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Zhone Technologies, Inc. (“Parent”), with and into Company, pursuant to the Agreement and Plan of Merger by and among Company, Parent and Merger Sub, dated as of July 7, 2005 (the “Agreement”). In our capacity as counsel to Company, our opinion has been requested with respect to (i) certain of the U.S. federal income tax consequences of the Merger and (ii) the accuracy of the discussion of the material U.S. federal income tax consequences to the stockholders of Company under the heading “The Merger — Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement on Form S-4 filed by Parent with the Securities and Exchange Commission under the Securities Act of 1933, on July 15, 2005 relating to the Merger (which together with the preliminary joint proxy statement/prospectus of Parent and Company relating to the Merger, is referred to herein as the “Registration Statement”).

Pursuant to the Merger, and as more fully described in the Agreement, at the Effective Time, each share of Company common stock issued and outstanding at the Effective Time shall be converted into a number of shares of Parent common stock as computed using the exchange ratio set forth in the Agreement. As a result of the Merger, stockholders of Company will become stockholders of Parent, and Company will continue to conduct its business and operations as a wholly owned subsidiary of Parent. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering the opinions expressed herein, we have examined such documents as we deemed appropriate, including the Agreement and the Registration Statement. In our examination of such documents, we have assumed, with your consent, that:

(1)	All documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate;

(2)	The Agreement and the Registration Statement accurately and completely describe the Merger, the Merger will be consummated in accordance with the Agreement and the Registration Statement, and the Merger will be effective under the laws of the State of Delaware; and

(3)	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement.

Paradyne Networks, Inc.

July 15, 2005

In rendering the opinions expressed herein, we have relied, with the consent of Company, Parent, and Merger Sub, upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the representation letters of Company, Parent, and Merger Sub to us, attached hereto, (together, the “Representation Letters”), which we have assumed are correct, complete and accurate as of the date hereof and will be correct, complete and accurate as of the Effective Time. We have also assumed that all representations made “to the knowledge of” or “to the best of the knowledge of” any person or other similar phrase will be true, correct and complete as if made without that qualification.

Based on the foregoing, and subject to the assumptions set forth herein, we are of the opinion that, under presently applicable U.S. federal income tax law:

(1)	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and each of Company, Parent, and Merger Sub will be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

(2)	The statements under the heading “The Merger — Material United States Federal Income Tax Consequences” in the Registration Statement to the extent that they describe matters of law or legal conclusions and subject to the qualifications, assumptions and limitations stated in the section of the Registration Statement under the heading “The Merger — Material United States Federal Income Tax Consequences,” are accurate in all material respects.

The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time, possibly with retroactive effect in a manner that would affect or change our conclusions. The opinions expressed herein are limited to U.S. persons and do not address state, local, or foreign tax consequences of the Merger. In addition, our opinions are based solely on the documents that we have examined and the factual statements and factual representations set out in the Representation Letters attached hereto which we have assumed are correct, complete and accurate on the date hereof and will be correct, complete and accurate at the Effective Time. Our opinions cannot be relied upon if any of the facts pertinent to the U.S. federal income tax treatment of the Merger stated in the Agreement and the Registration Statement or any of the factual statements or factual representations set out in the Representation Letters is, or becomes as of the Effective Time, inaccurate.

Our opinions are limited to the tax matters specifically covered thereby, and we have not addressed any other tax consequences of the Merger, including for example any issues related to intercompany transactions, changes in accounting methods resulting from the Merger, the conversion, acceleration, modification or cancellation of options or notes, or the consequences of the Merger under state, local or foreign law. These opinions do not address the tax consequences of transactions taking place immediately before or concurrently with the Merger.

These opinions are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, we have no obligation to update our opinions.

These opinions are provided by Alston & Bird LLP solely for the benefit and use of Company. No other party or person is entitled to rely on the opinions. We hereby consent to the use of this opinion and to the references made to Alston & Bird LLP in the Registration Statement under the heading “The Merger — Material United States Federal Income Tax Consequences of the Merger” and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

ALSTON & BIRD LLP

By:	/S/ GERALD V. THOMAS II
Gerald V. Thomas II, Partner

Paradyne Networks, Inc.

8545 126th Avenue North

Largo, Florida 33773

July 15, 2005

Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309

Ladies and Gentlemen:

This letter is supplied to you to in connection with your rendering a tax opinion regarding the proposed merger (the “Merger”) of Parrot Acquisition Corp. (“Merger Sub”), a Delaware corporation and a wholly owned direct subsidiary of Zhone Technologies, Inc. (“Parent”), a Delaware corporation, with and into Paradyne Networks, Inc. (“Company”), a Delaware corporation, pursuant to the Agreement and Plan of Merger (the “Agreement”) made and entered into as of July 7, 2005, by and among Parent, Merger Sub, and Company. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

On behalf of Company, the undersigned officer of Company hereby certifies that the following statements are true, correct and complete in all respects on the date hereof and will continue to be true, correct and complete in all respects as of the Effective Time, and thereafter as relevant. Furthermore, on behalf of Company, the undersigned officer understands that Alston & Bird LLP will rely on these representations and assume them to be accurate without further inquiry on its part, in rendering its tax opinion with respect to the Merger and that the inaccuracy of any of these representations may negatively affect that opinion.

1. I am Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Company. I am familiar with the transactions contemplated by, and the terms and provisions of, the Agreement, have personal knowledge of the matters covered by the following representations, and am authorized to make the following representations on behalf of Company. In addition, I make these representations after due inquiry and investigation (including, but not limited to, consulting with accountants, attorneys and other advisers as deemed appropriate). Furthermore, where the factual representations in this letter involve terms defined in the Code or the Treasury Regulations, I have obtained an explanation of such terms from Company’s attorneys, and am satisfied that I understand such terms for purposes of making these representations.

2. The fair market value of the Parent stock and any other consideration received by each stockholder of Company in the Merger will be approximately equal to the fair market value of the Company stock surrendered in exchange therefor.

3. In the Merger, at least 80% of each class of outstanding stock of Company will be exchanged solely for voting stock of Parent. Furthermore, Company does not have any classes of stock outstanding that have voting power disproportionate to their value. For purposes of this representation, shares of Company stock exchanged for cash or other property originating with Parent, including cash paid to dissenting stockholders, if any, will be treated as outstanding shares of Company stock as of the Effective Time.

4. Immediately following the Merger, Company will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger, and to the best of its knowledge, at least ninety percent (90%) of the fair market value of Merger Sub’s net assets and at least seventy percent (70%) of the fair market value of Merger Sub’s gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Company or Merger Sub to dissenters, if any, amounts paid by Company or Merger Sub to stockholders who receive cash or other property in the Merger, amounts used by Company or Merger Sub to pay reorganization expenses, and all redemptions of stock and distributions with respect to stock (except for regular, normal dividends consistent with Company’s historic dividend practice) made by Company immediately prior to the Merger, or otherwise in connection with the Merger, will be included as assets of Company or Merger Sub, respectively, held

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immediately prior to the Merger. In addition, assets disposed of by Company in contemplation of the Merger will be considered assets held by Company immediately prior to the Merger.

5. Neither Company nor any Company Related Party has redeemed or acquired any Company stock during the three (3) year period prior to the Merger. For purposes of this certificate, a “Company Related Party” is (i) any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock is or was owned directly or indirectly by Company, and (ii) any entity that is treated as a partnership for federal income tax purposes in which Company or any entity described in (i) owns any interest directly or indirectly.

6. During the three (3) year period prior to the Merger, neither Company nor any Company Related Party has made any distribution with respect to the outstanding Company stock other than regular, normal dividends consistent with Company’s historic dividend practice.

7. Except for Bricoleur Capital Management, LLC, for which the Company has no knowledge of its plan or intention, there is no plan or intention by the stockholders of Company who own five percent (5%) or more of Company stock, and to the best of the knowledge of the management of Company, there is no plan or intention on the part of the remaining stockholders of Company to sell, exchange, or otherwise dispose of a number of shares of Parent stock received in the Merger that would reduce the Company stockholders’ ownership of Parent stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all formerly outstanding stock of Company as of the same date. For purposes of this representation, any shares of Company stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Parent stock, will be treated as outstanding Company stock on the date of the Merger.

8. Company has no plan or intention to issue additional shares of its stock that would result in Parent losing Control of Company. For purposes of this certificate, “Control” means ownership of at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other outstanding class of stock.

9. Company and its stockholders have paid and will pay their respective expenses, if any, incurred in connection with the Merger.

10. Excluding indebtedness settled or paid in the ordinary course of business and not transacted pursuant to the Merger, there is no indebtedness existing between (a) Company or any subsidiary of Company and (b) Parent, Merger Sub, or any other subsidiary of Parent that was issued, was acquired or will be settled at a discount.

11. At the Effective Time, Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Company that, if exercised or converted, would affect Parent’s acquisition or retention of Control of Company.

12. Company is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a similar case within the meaning of Section 368(a)(3)(A) or a receivership, foreclosure, or similar proceeding in a federal or state court.

13. At the Effective Time, the fair market value of the assets of Company will equal or exceed the sum of its liabilities, plus the amount of the liabilities, if any, to which the assets are subject.

14. None of the compensation received, or to be received, by any stockholder-employees of Company will be separate consideration for, or allocable to, any of their shares of Company stock; none of the shares of Parent

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stock received by any stockholder-employees in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees of Company will be for services actually rendered, or to be rendered, and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

15. Company is not an investment company. For purposes of the foregoing, an “investment company” is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary’s assets, and a corporation shall be considered a subsidiary if the parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding. In determining total assets, there shall be excluded cash and cash items (including receivables), government securities, and assets acquired (through incurring indebtedness or otherwise) for purposes of ceasing to be an investment company.

16. Neither Company nor any of its subsidiaries has been a party to a distribution of stock qualifying for tax-free treatment under Section 355 (i) in the two years prior to the Effective Time, or (ii) in a distribution which is part of the plan (or series of related transactions) in conjunction with the Merger.

17. The payment of cash to stockholders of Company in lieu of fractional shares of Parent stock will not be separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares. The total cash that will be paid in the Merger to the stockholders of Company instead of issuing fractional shares of Parent stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the stockholders of Company in exchange for their shares of Company stock. The fractional share interests of each Company stockholder will be aggregated, and no stockholder will receive cash in an amount equal to or greater than the value of one full share of Parent stock.

18. The Merger is being effected for bona fide business reasons.

19. The Agreement (including all exhibits and disclosure memoranda attached thereto) represents the entire understanding of Company with respect to the Merger.

Sincerely,

/S/ PATRICK MURPHY
Name: Patrick M. Murphy Title: Senior Vice President, Chief Financial Officer, Secretary and Treasurer

Zhone Technologies, Inc.

Parrot Acquisition Corp.

7001 Oakport Street

Oakland, California 94621

July 15, 2005

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

Ladies and Gentlemen:

This letter is supplied to you to in connection with your rendering a tax opinion regarding the proposed merger (the “Merger”) of Parrot Acquisition Corp. (“Merger Sub”), a Delaware corporation and a wholly owned direct subsidiary of Zhone Technologies, Inc. (“Parent”), a Delaware corporation, with and into Paradyne Networks, Inc. (“Company”), a Delaware corporation, pursuant to the Agreement and Plan of Merger (the “Agreement”) made and entered into as of July 7, 2005, by and among Parent, Merger Sub, and Company. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

On behalf of Parent and Merger Sub, the undersigned officer of Parent and Merger Sub hereby certifies that the following statements are true, correct and complete in all respects on the date hereof and will continue to be true, correct and complete in all respects as of the Effective Time, and thereafter as relevant. Furthermore, on behalf of Parent and Merger Sub, the undersigned officer understands that Alston & Bird LLP will rely on these representations and assume them to be accurate without further inquiry on its part, in rendering its tax opinion with respect to the Merger and that the inaccuracy of any of these representations may negatively affect that opinion.

1. I am the Chief Financial Officer of Parent and Merger Sub. I am familiar with the transactions contemplated by, and the terms and provisions of, the Agreement, have personal knowledge of the matters covered by the following representations, and am authorized to make the following representations on behalf of Parent and Merger Sub. In addition, I make these representations after due inquiry and investigation (including, but not limited to, consulting with accountants, attorneys and other advisers as deemed appropriate). Furthermore, where the factual representations in this letter involve terms defined in the Code or the Treasury Regulations, I have obtained an explanation of such terms from Parent’s and Merger Sub’s attorneys, and am satisfied that I understand such terms for purposes of making these representations.

2. The fair market value of the Parent stock and any other consideration received by each stockholder of Company in the Merger will be approximately equal to the fair market value of the Company stock surrendered in exchange therefor.

3. In the Merger, at least 80% of each class of outstanding stock of Company will be exchanged solely for voting stock of Parent. For purposes of this representation, shares of Company stock exchanged for cash or other property originating with Parent, including cash paid to dissenting stockholders, if any, will be treated as outstanding shares of Company stock as of the Effective Time.

4. Prior to the Merger, Parent will be in Control of Merger Sub. For purposes of this certificate, “Control” means ownership of at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other outstanding class of stock.

5. Immediately following the Merger, Company will hold at least ninety percent (90%) of the fair market value of Merger Sub’s net assets and at least seventy percent (70%) of the fair market value of Merger Sub’s gross assets held immediately prior to the Merger, and to the best of Parent’s knowledge, Company will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets that Company held immediately prior to the Merger. For purposes of this

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representation, amounts paid by Company or Merger Sub to dissenters, if any, amounts paid by Company or Merger Sub to stockholders who receive cash or other property in the Merger, amounts used by Company or Merger Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends consistent with Company’s historic dividend practice) made by Company immediately preceding the Merger, or otherwise in connection with the Merger, will be included as assets of Company or Merger Sub, respectively, held immediately prior to the Merger. In addition, assets disposed of by Company in contemplation of the Merger will be considered assets held by Company immediately prior to the Merger.

6. Other than fractional share interests which Parent may redeem for cash, none of (i) Parent, (ii) any member of Parent ‘s affiliated group as defined in Section 1504 without regard to Section 1504(b) (including but not limited to Merger Sub), (iii) any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock is owned directly or indirectly by Parent, or (iv) any entity that is treated as a partnership for federal income tax purposes and has as an owner a corporation described in (i), (ii) or (iii) of this paragraph, has the intent to, at the time of the Merger, or shall, in a transaction that may be considered to be in connection with the Merger, acquire or redeem (directly or indirectly, actually or constructively) any shares of Parent stock issued in connection with the Merger. For purposes hereof, an entity described in (ii), (iii), or (iv) shall be referred to as a Parent Related Party. An entity will be treated as a Parent Related Party if the requisite relationship exists immediately before or immediately after the acquisition or redemption. In addition, an entity (other than Company or any Company Related Party, as defined below) will be treated as a Parent Related Party if the requisite relationship is created in connection with the Merger. A Company Related Party means any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock is owned directly or indirectly by Company.

7. Parent does not have any plan or intention to liquidate Company, to merge Company with or into another corporation, to sell or otherwise dispose of the stock of Company, except for transfers of stock to other corporations in Parent’s Qualified Group. For purposes hereof, Parent’s “Qualified Group” means one or more chains of corporations connected through stock ownership with Parent where Parent Controls at least one of the corporations and Control of each of the corporations is owned by one of the other corporations.

8. Parent does not have any plan or intention to cause Company to sell or otherwise dispose of or transfer any of its assets, except for dispositions made in the ordinary course of business, and transfers made to other corporations that are members of Parent’s Qualified Group.

9. Following the Merger, Company or other corporations that are members of Parent’s Qualified Group will continue the historic business of Company or use a significant portion of Company’s historic assets in a business.

10. Parent has no plan or intention to cause Company to issue additional shares of its stock that would result in Parent losing Control of Company.

11. In connection with the Merger, none of the shares of Company stock has been or will be acquired by Parent or a Parent Related Party for consideration other than Parent stock, except for (a) cash received in lieu of fractional shares of Parent stock, and (b) cash paid to dissenting Company stockholders, if any.

12. Parent, Merger Sub and Company have paid, or will pay, their respective expenses, if any, incurred in connection with the Merger.

13. Excluding indebtedness settled or paid in the ordinary course of business and not transacted pursuant to the Merger, there is no indebtedness existing between (a) Company or any subsidiary of Company and (b) Parent, Merger Sub or any other subsidiary of Parent that was issued, was acquired or will be settled at a discount.

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14. Merger Sub will have no liabilities assumed by Company, and will not transfer to Company any assets subject to liabilities, in the Merger.

15. None of the compensation received by any stockholder-employees of Company will be separate consideration for, or allocable to, any of their shares of Company stock; none of the shares of Parent stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees of Company will be for services actually rendered and will not exceed amounts paid to third parties bargaining at arm’s length for similar services.

16. Neither Parent nor Merger Sub is an investment company. For purposes hereof, an “investment company” is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary’s assets, and a corporation shall be considered a subsidiary if its parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding. In determining total assets, there shall be excluded cash and cash items (including receivables), government securities, and assets acquired (through incurring indebtedness or otherwise) for purposes of ceasing to be an investment company.

17. Neither Parent nor any Parent Related Party has at any time owned (directly or indirectly) any Company stock during the five (5) year period ending at the Effective Time.

18. The payment of cash to stockholders of Company in lieu of fractional shares of Parent stock will not be separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares. The total cash that will be paid in the Merger to the stockholders of Company instead of issuing fractional shares of Parent stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the stockholders of Company in exchange for their shares of Company stock. The fractional share interests of each Company stockholder will be aggregated, and no stockholder will receive cash in an amount equal to or greater than the value of one full share of Parent stock.

19. The Merger is being effected for bona fide business reasons.

20. The Agreement (including all exhibits and disclosure memoranda attached thereto) represents the entire understanding of Merger Sub and Parent with respect to the Merger.

Sincerely,

/s/    KIRK MISAKA

Name: Kirk Misaka

Title: Chief Financial Officer